Exhibit 99.1

JOE Media Contact:	Jerry M. Ray	The St. Joe Company
	904.301.4430	245 Riverside Avenue
	jray@joe.com	Jacksonville, FL 32202
JOE Investor Contact:	David Childers	904-301-4200
904.301.4302
dchilders@joe.com

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) ANNOUNCES
SENIOR LEADERSHIP SUCCESSION PLAN

Wm. Britton Greene to be Promoted to Chief Executive Officer at Annual Meeting
Peter S. Rummell to Continue as Chairman of the Board

Jacksonville, Florida – (February 18, 2008) – The St. Joe Company (NYSE: JOE) today announced that its Board of Directors approved a succession plan calling for the promotion of Wm. Britton (Britt) Greene to president and CEO, to become effective at JOE’s annual shareholder meeting on May 13, 2008. Peter S. Rummell will continue as the chairman of the company’s Board of Directors.

“I am immensely proud of what we have accomplished during the last 11 years,” said Rummell. “Since 1997, an aging paper maker has been transformed into a preeminent place maker. Now, with construction underway for a new international airport and with new hospitals, schools and other infrastructure coming into reality, JOE’s Northwest Florida has arrived at a significant tipping point. With this foundation in place, coupled with the skills and experience of Britt and the JOE team, I believe the next decade will bring greater success for JOE as Northwest Florida emerges as one of America’s newest great destinations.”

“JOE’s board and shareholders are deeply grateful to Peter for his leadership as CEO over the past 11 years,” said Hugh M. Durden, lead director and chairman of the Governance and Nominating Committee of JOE’s Board. “The Board is pleased to have Britt to lead the company forward into JOE’s next decade with his broad strengths, vision and experience tightly focused on seeding, growing and harvesting shareholder value. It is a credit to JOE’s succession planning that Britt comes from within the organization providing stability and context as we move forward. And we are delighted that Peter will continue in his current role as chairman of JOE’s board of directors.”

“Leading JOE is not only a huge responsibility but an enormous opportunity,” said Greene. “JOE is Northwest Florida’s primary supplier of entitled land and we are actively discussing development opportunities with a variety of strategic partners. We are focused on harnessing the region’s unique assets to create demand for our vast land holdings. A prime example is West Bay, which is anchored by a new international airport now under construction. JOE has significant commercial and residential entitlements near the new airport, and this new airport will provide the opportunity to transform the economy of the entire region where JOE owns hundreds of thousands of acres.”

“Peter’s leadership has provided an extraordinary foundation on which we can build for the future,” said Greene. “As chairman, he will continue to be engaged as we explore new corporate strategies to leverage our core competencies for the benefit of our shareholders. Additionally, as JOE builds strategic alliances and partnerships, we are thankful that we can continue to rely on Peter’s relationships developed over the last 37 years.”

“Now is the time in the real estate cycle to be opportunistic,” said Rummell. “JOE’s strong management team makes that possible. One of the things I am most proud of is the immense talent, capabilities and processes that we have built. We have demonstrated that we can accomplish great things on a large scale, and I am optimistic that JOE can leverage these unique abilities in this part of the cycle into new opportunities for the future.”

Greene has more than 25 years of experience in real estate development, finance and management. As JOE’s president and chief operating officer, Greene leads all of JOE’s residential, resort and commercial real estate development businesses along with the company’s rural land sales operations.

Previously, Greene was president of St. Joe Towns & Resorts and St. Joe Commercial. Earlier, Greene led JOE through entitlement, planning, permitting, design and sales for several of the company’s acclaimed resort projects in Walton County including: WaterColor, WaterSound Beach and Camp Creek Golf Club; four primary residential communities in Bay County; and WindMark Beach in Gulf County.

Before joining JOE in January 1998, Greene was president of Markborough Florida where he managed the development of the 1,980-acre master-planned Hunter’s Green community in Tampa. Earlier, Greene founded a company that developed, sold and provided asset management services for more than 2,700 multi-family homes in Florida. He also served as vice president of Florida Commercial Mortgage Corporation. Greene holds a degree in business administration from the University of Florida. Active in civic and community affairs, Greene served as president of the Gulf Coast Community College Foundation and president of the Board of Trustees for The St. Joe Community Foundation from 2001 through February of 2005. He lives in Jacksonville with his wife and two children.

About JOE

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Reports on Form 10-Q.

© 2008, The St. Joe Company, “St. Joe,” “JOE,” and the “Taking Flight” design are service marks of The St. Joe Company.